Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Reg. Nos. 333-183170 and 333-173188) and Form S-8 (Reg. No. 333-182203) of our reports dated February 27, 2013, with respect to the consolidated financial statements of C&J Energy Services, Inc. (the “Company”) as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, and to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, which appear in this Annual Report on Form 10-K/A for the year ended December 31, 2012.

/s/ UHY LLP

Houston, Texas

May 17, 2013